                                                               EXHIBIT 4.39








                            STOCK PLEDGE AGREEMENT
          (Pledge of Capital Stock of Conejo, Niguel and San Felipe)

                                      by


                          CALENERGY OPERATING COMPANY
                                 (as Pledgor)




                                  in favor of


                     CHEMICAL TRUST COMPANY OF CALIFORNIA
                             (as Collateral Agent)




                           Dated as of June 20, 1996






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                               TABLE OF CONTENTS


                                                                                                         Page

Definitions..................................................................................................3
Grant of Security Interest...................................................................................3
Representations and Warranties...............................................................................4
Covenants and Agreements.....................................................................................5
Pledgor's Obligations Upon Event of Default..................................................................7
Remedies; Rights Upon Event of Default.......................................................................7
Application of Proceeds......................................................................................9
Security Interest Absolute...................................................................................9
Collateral Agent Appointed Attorney-in-Fact..................................................................9
Collateral Agent May Perform.................................................................................10
No Duty on Collateral Agent's Part,..........................................................................11
Reasonable Care..............................................................................................11
Role of Collateral Agent.....................................................................................11
Waiver of Trial by Jury......................................................................................11
Notices......................................................................................................12
Absence of Fiduciary Relation................................................................................12
Survival of Representations and Warranties...................................................................12
No Waiver; Cumulative Remedies...............................................................................12
Severability.................................................................................................12
Exculpatory Provisions; Reliance by Collateral Agent.........................................................13
Amendment....................................................................................................13
Successors and Assigns.......................................................................................13
Number and Gender............................................................................................14
Subrogation, etc.............................................................................................14
Captions.....................................................................................................14
Applicable Law...............................................................................................14
Continuing Security Interest; Termination....................................................................14
Payments Set Aside...........................................................................................14
Counterparts.................................................................................................15
Non-Recourse.................................................................................................15

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



                            STOCK PLEDGE AGREEMENT

           (Pledge of Capital Stock of Conejo, Niguel and San Felipe)


                  This STOCK PLEDGE AGREEMENT (this "Pledge Agreement"), dated as of June 20, 1996, is entered into by CALENERGY OPERATING COMPANY, a Delaware corporation ("Pledgor"), in favor of CHEMICAL TRUST COMPANY OF CALIFORNIA, a California corporation, as collateral agent (together with its successors and assigns, the "Collateral Agent"), on behalf of and for the benefit of the Secured Parties and Salton Sea Funding Corporation, a Delaware Corporation ("Funding Corporation").

                             W I T N E S S E T H:

                  WHEREAS, Pledgor owns all of the issued and outstanding capital stock of each of Conejo Energy Company, a California corporation ("Conejo"), Niguel Energy Company, a California corporation ("Niguel"), and San Felipe Energy Company, a California corporation ("San Felipe"); and

                  WHEREAS, Funding Corporation is a corporation established for the sole purpose of making loans to the Guarantors (as hereinafter defined) from the proceeds of the issuance of notes and bonds (collectively, the "Securities") in its individual capacity as principal and as agent acting on behalf of Salton Sea Brine Processing L.P., a California limited partnership ("SSBP"), Salton Sea Power Generation L.P., a California limited partnership ("SSPG"), Fish Lake Power Company, a Delaware corporation ("Fish Lake," and together with SSBP and SSPG, the "Salton Sea Guarantors"), Pledgor, Conejo, Niguel, San Felipe, Del Ranch, L.P., a California limited partnership ("Del Ranch"), Elmore, L.P., a California limited partnership ("Elmore"), Leathers, L.P., a California limited partnership ("Leathers"), Vulcan/BN Geothermal Power Company, a Nevada general partnership ("Vulcan"), BN Geothermal, Inc., a Delaware corporation ("BNG"), and Vulcan Power Company, a Nevada corporation ("VPC," and together with Pledgor, Conejo, Niguel, San Felipe, Del Ranch, Elmore, Leathers, Vulcan and BNG, the "Partnership Guarantors"), and Salton Sea Royalty Company, a Delaware corporation ("Royalty Guarantor", and together with the Salton Sea Guarantors and the Partnership Guarantors, the "Guarantors"), pursuant to the Trust Indenture, dated as of July 21, 1995, as the same may be amended, modified, or supplemented, including pursuant to that certain Second Supplemental Trust Indenture, dated as of even date herewith (as so amended, modified and supplemented, the "Indenture"), between Funding Corporation and Collateral Agent, as trustee ("Trustee"); and

                  WHEREAS, the principal and interest payments on the Securities will be serviced by repayment of loans made by Funding Corporation to the Guarantors and guaranteed by the Guarantors, subject to the conditions set forth in the Indenture; and

                  WHEREAS, Funding Corporation has (a) on July 21, 1995 issued and sold Securities in the principal amount of $475 Million (the "Initial Issuance") and (b) simultaneously with the execution and delivery of this Agreement issued and sold Securities in the principal amount of $135 Million (the "Additional Issuance"); and

                  WHEREAS, Funding Corporation has used a portion of the proceeds from the Initial Issuance and intends to use the proceeds from the Additional Issuance to make loans to the Partnership Guarantors in the aggregate outstanding amount of $189,956,000, as of the date hereof, portions of which will be used for the following purposes: (a) approximately $96
Million to refinance all existing
project-level indebtedness of the Partnership Projects, (b) approximately $15 Million to fund certain capital improvements to the Partnership Projects and the Salton Sea Projects, and (c) approximately $23 Million to fund a portion of the purchase price for the acquisition by certain of the Partnership Guarantors of the 50% interest in each of the Partnership Projects previously owned by a third party; and

                  WHEREAS, Pledgor anticipates benefiting directly and indirectly from the making of the loan pursuant to the Partnership Credit Agreement and is, therefore, willing to enter into this Pledge Agreement in accordance with the terms hereof.


                                   AGREEMENT

                  NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in order to induce the Funding Corporation to enter into the Partnership Credit Agreement, the parties hereto hereby agree as follows:

                  Definitions. Unless otherwise defined herein, all capitalized terms shall have the meanings set forth in Exhibit A to the Indenture, which Exhibit A is hereby incorporated by reference. All references to sections, schedules and exhibits in or to this Pledge Agreement are to sections, schedules and exhibits in or to this Pledge Agreement, unless otherwise specified. The words "hereof," "herein" and "hereunder" and words of similar import when used in this Pledge Agreement shall refer to this Pledge Agreement as a whole and not to any particular provision of this Pledge Agreement. For purposes of this Pledge Agreement, all other terms used herein and not otherwise defined herein which are defined in Article 9 of the Uniform Commercial Code (as the same may be in effect in the State of California or any other applicable jurisdiction, the "Code"), shall have their respective meanings as therein defined.

                            Grant of Security Interest.

                            Collateral.  As security for the prompt and complete
payment and performance when due (whether at stated maturity, by acceleration or otherwise) of any and all of the Obligations (as defined below) now existing or hereafter arising, and howsoever evidenced, Pledgor hereby collaterally assigns, conveys, mortgages, pledges, hypothecates and transfers to Collateral Agent, and grants and creates a lien on and first priority security interest (the "Security Interest") in favor of Collateral Agent, for the equal and ratable benefit of the Secured Parties and the Funding Corporation, in all right, title and interest of Pledgor in and to all of the issued and outstanding capital stock of each of Conejo, Niguel and San Felipe, whether now existing or hereafter acquired (collectively, the "Stock"), including, without limitation, the Stock described in Schedule 2.1 hereto, and all proceeds thereof, including, without limitation, dividends and other property received and receivable by Pledgor in connection with the Stock, other than dividends and other distributions made by Conejo, Niguel or San Felipe in compliance with the other Financing
Documents (the Stock and such proceeds to be referred to herein collectively as the "Collateral").

                            Obligations.  This Pledge Agreement secures, in
accordance with the provisions hereof, the following obligations, now existing or hereafter arising (collectively, the "Obligations"):

                   payment and performance of the Partnership Guarantors' obligations under the Partnership Credit Agreement and the Partnership Guarantee, and each and every obligation, indebtedness, covenant and agreement of Pledgor under any of the Financing Documents to which it is a party, including, without limitation, this Pledge Agreement, the Intercreditor Agreement and any amendments or supplements thereto, extensions or renewals thereof or replacements therefor; and

                   performance of every obligation, covenant and agreement of Pledgor contained in any agreement now or hereafter executed by Pledgor which recites that the obligations thereunder are secured by this Pledge Agreement;

in each case whether direct or indirect, joint or several, absolute or contingent, liquidated or unliquidated, now or hereafter existing, renewed or restructured, reinstated, created or incurred, and, including, without limitation, all indebtedness of Pledgor under any instrument now or hereafter evidencing or securing any of the foregoing.

                  Representations and Warranties. Pledgor hereby represents and warrants as follows:

                            Organization and Existence.  Pledgor owns all of the
issued and outstanding capital stock of each of Conejo, Niguel and San Felipe. Pledgor is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Pledgor is duly qualified to do business and is in good standing in the State of California and each other jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business as presently conducted or proposed to be conducted makes such qualification necessary or desirable. Pledgor has full corporate power and authority to own its property and to carry on its business as now being conducted and as proposed to be conducted.

                            Authority, Enforceability.  Pledgor has full
corporate power and authority to enter into and perform this Pledge Agreement and the entering into and performance of such agreement by Pledgor has been duly authorized by all proper and necessary corporate action. This Pledge Agreement, when executed and delivered by Pledgor and any other party hereto, will constitute the legal, valid and binding obligation of Pledgor, enforceable in accordance with its terms.

                            Title: No Other Liens.  Pledgor is the legal and
beneficial owner of the Collateral in existence on the date hereof and will be the sole owner of the Collateral hereafter acquired, free and clear of any and all Liens or claims of others except for Permitted Liens, and Pledgor has full corporate power and authority to grant the liens and security interests in and to the Collateral hereunder. Except with respect to the Secured Parties and the Funding Corporation and as required under this Pledge Agreement, no security agreement, financing statement or other public notice with respect to all or any part of the Collateral is on file or of record in any public office, and no lien or security interest on or in the Collateral has been registered in the registration books maintained by Conejo, Niguel or San Felipe in which all capital stock of Conejo, Niguel and San Felipe, respectively, is recorded, except such as may have been filed in favor of Collateral Agent for the benefit of the Secured Parties and the Funding Corporation pursuant to this Pledge Agreement.

                            Collateral.  All of the Collateral constituting
shares of capital stock are and such future collateral will be validly issued, fully paid and nonassessable securities of Conejo, Niguel and San Felipe. The Collateral includes all of the issued and outstanding shares of capital stock of each of Conejo, Niguel and San Felipe. Except for the Collateral, there are no outstanding options, warrants or other rights to subscribe for or purchase voting or non-voting capital stock of Conejo, Niguel or San Felipe, nor any notes, bonds, debentures or other evidences of indebtedness that (1) are at any time convertible into capital stock of Conejo, Niguel or San Felipe, or (2) have or at any time would have voting rights with respect to Conejo, Niguel or San Felipe.

                            Perfection; Registration of Lien.  Financing
statements or other appropriate instruments have been filed or deposited for filing pursuant to the Code in such public offices as may be necessary to perfect any Security Interest granted or purported to be granted hereby to the extent any such Security Interest may be perfected by the filing of a financing statement. All other action by Pledgor and, to Pledgor's knowledge, by any other Person necessary or desirable to perfect the Security Interest in each item of the Collateral has been duly taken. Subject to the requirements contained in the Code with respect to the filing of continuation statements, this Pledge Agreement constitutes a valid and continuing Lien on and perfected Security Interest (subject only to Permitted Liens) in the Collateral in favor of Collateral Agent for the equal and ratable benefit of the Secured Parties and the Funding Corporation, superior and prior to the rights of all Persons (subject only to Permitted Liens), whether the Collateral subject to the Security Interest is now owned by Pledgor or is hereafter acquired.

                            No Default.  Pledgor is not in default in the
performance, observance or fulfillment of any of the material obligations, covenants or conditions applicable to Pledgor contained in any Financing Document to which it is a party.

                            Chief Executive Office and Principal Place of
Business. Pledgor's chief executive office and principal place of business and the place where Pledgor's records concerning the Collateral are kept is:

                            Blackstone Center
                            302 South 36th Street, Suite 400-C
                            Omaha, Nebraska  68131

                            Covenants and Agreements. Pledgor hereby covenants
and agrees that Pledgor shall faithfully observe and fulfill, and shall cause to be observed and fulfilled, each and all of the following covenants until all Obligations to be paid or performed by Pledgor and the other Partnership Guarantors under the Financing Documents to which it is a party have been paid and performed in full:

                            Further Assurances.  Pledgor shall, from time to
time at Pledgor's expense, and upon request by Collateral Agent on behalf of the Secured Parties and the Funding Corporation, promptly execute and deliver all further instruments and documents, and take all further action that may be reasonably necessary or advisable, or that Collateral Agent reasonably determines may be necessary, in order to perfect and protect the Security Interest granted or purported to be granted hereby or to enable Collateral Agent to exercise and enforce its rights and remedies hereunder with respect to the Collateral.

                            Stock Certificates. Pledgor shall promptly deliver
to Collateral Agent all originals of certificates and other documents, instruments and agreements evidencing the Collateral which are now held or hereafter received by Pledgor, together with such blank stock powers executed by Pledgor as Collateral Agent may request.

                            Stock Issuance.  Pledgor shall not, except as
expressly permitted by the Financing Documents, vote to enable, or take any other action to permit, Conejo, Niguel or San Felipe to issue any stock.

                            Certificated Interest.  If Pledgor shall become
entitled to receive or shall receive any certificate, instrument, option or rights, whether as an addition to, in substitution of, or in exchange for the Collateral or any part thereof, or otherwise, Pledgor shall accept any such certificate, instrument, option or rights as Collateral Agent's agent, shall hold them in trust for Collateral Agent, and shall deliver them forthwith to Collateral Agent in the exact form received, with Pledgor's endorsement when necessary, or accompanied by duly executed instruments of transfer or assignment in blank or, if requested by Collateral Agent, an additional pledge agreement or security agreement executed and delivered by Pledgor, all in form and substance reasonably satisfactory to Collateral Agent, to be held by Collateral Agent, subject to the terms hereof, as further Collateral for the Obligations.

                            Change in Location, Name, Etc.  Pledgor may change
the location of its chief executive office, principal place of business or the office where such records are kept to another location in the United States after giving Collateral Agent thirty (30) days' advance written notice of such change. Without the prior written consent of Collateral Agent, Pledgor shall not adopt any trade name or fictitious business name.

                            Limitation on Liens on the Collateral.  Pledgor
shall not create, incur or permit to exist, shall defend the Collateral now owned or hereafter acquired by it against, and shall take such other action as is necessary to remove, any Lien or claim on or to the Collateral, other than Permitted Liens, and shall defend the right, title and interest of Collateral Agent in and to any of the Collateral against the claims and demands of all Persons whomsoever.

                            Bankruptcy Filing, etc.  Pledgor shall not authorize
or permit Conejo, Niguel or San Felipe (i) to commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to Conejo, Niguel or San Felipe, as applicable, or their respective debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of Conejo, Niguel or San Felipe, as applicable, or any substantial part of their respective properties or (ii) to consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against Conejo, Niguel or San Felipe or (iii) to make a general assignment for the benefit of their respective creditors. Neither Pledgor nor any of its Affiliates shall commence or join with any other Person (other than the Secured Parties and Funding Corporation) in commencing any proceeding against Conejo, Niguel or San Felipe under any bankruptcy, reorganization, liquidation or insolvency law or statute now or hereafter in effect in any jurisdiction.

                            Obligations.  Pledgor acknowledges and agrees that
its rights to receive any payments from Conejo, Niguel and San Felipe, or arising out of or in connection with Pledgor's interests in Conejo, Niguel and San Felipe, shall be payable by Conejo, Niguel or San Felipe, as applicable, only from funds available to Conejo, Niguel and San Felipe, respectively, upon distributions pursuant to the Depositary Agreement or any other provision of the Indenture expressly providing for distribution, payment or release of funds to Conejo, Niguel or San Felipe, as the case may be, and only so long as such distribution, payment or release is made in accordance with the Depositary Agreement and the Indenture. Pledgor also agrees that any distributions made by Conejo, Niguel or San Felipe to Pledgor that do not comply with the Depositary Agreement and the Indenture shall be restored to Conejo, Niguel or San Felipe, as the case may be, by Pledgor by deposit into an account designated by Collateral Agent, promptly upon demand by Collateral Agent or Conejo, Niguel or San Felipe or upon Pledgor becoming aware of receipt of such non-complying distribution.


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                            Governmental Authority Requirement.  Pledgor shall
not take or omit to take (or suffer such taking or omission of) any action (unless ordered to do so by a competent Governmental Authority having jurisdiction) in respect of Pledgor or Conejo, Niguel or San Felipe and their respective businesses if, as a consequence directly or indirectly of such action or omission, Conejo, Niguel, San Felipe or Pledgor becomes subject to regulation by any Governmental Authority as a "public utility," an "electric utility," an "electric utility holding company," a "public utility holding company" or a subsidiary or affiliate of any of the foregoing under PUHCA, FPA or PURPA, or as a "holding company" within the meaning of PUHCA.

                            Indemnification.  Pledgor shall defend, indemnify
and hold harmless Collateral Agent and each of the other Secured Parties and the Funding Corporation and their officers, directors and employees, from and against any and all costs, expenses, disbursements, liabilities, obligations, losses, damages, injunctions, judgments, suits, actions, causes of action, fines, penalties, claims and demands, of every kind or nature (including, without limitation, reasonable attorney's fees and expenses) which are occasioned by or result from any (i) failure by Pledgor to perform any of the terms, agreements, or covenants to be performed by Pledgor under this Pledge Agreement and (ii) proceeding or action to enforce brought by Collateral Agent pursuant to this Pledge Agreement or which arise out of any such agreement unless due solely to the gross negligence or willful misconduct of Collateral Agent. This indemnity and any other obligations of Pledgor under any of the Financing Documents shall be made only against, and shall be limited to the extent of, the Collateral pledged hereunder.

                            Pledgor's Obligations Upon Event of Default.  If an
Event of Default under the Partnership Credit Agreement or the Partnership Guarantee shall occur and be continuing (a) all payments received by Pledgor under or in connection with any of the Collateral shall be held by Pledgor in trust for Collateral Agent, shall be segregated from other funds of Pledgor and shall, forthwith upon receipt by Pledgor, be turned over to Collateral Agent or its designee in the same form as received by Pledgor (duly endorsed by Pledgor to Collateral Agent, if requested), and (b) any and all such payments so received by Collateral Agent or its designee (whether from Pledgor or otherwise) may, in the sole discretion of Collateral Agent or its designee, be held by Collateral Agent or such designee as collateral security for, and/or then or at any time thereafter be applied, subject only to the relevant provisions of the Intercreditor Agreement and Depositary Agreement or as otherwise may be required by applicable law, in whole or in part by Collateral Agent or its designee in the manner specified in Section 7.

                            Remedies; Rights Upon Event of Default.  Until an
Event of Default shall have occurred and be continuing under the Partnership Credit Agreement or the Partnership Guarantee and Collateral Agent shall have given notice to Pledgor of Collateral Agent's intent to exercise its rights pursuant to Subparagraph 6.5 below, Pledgor shall be permitted (a) to receive all dividends paid on Stock (other than dividends paid in additional capital stock unless such additional capital stock is pledged to Collateral Agent for the benefit of Collateral Agent and the Secured Parties and the Funding Corporation pursuant to a Pledge Agreement in the form of this Pledge Agreement) which are permitted by the Financing Documents and (b) to exercise all voting and corporate rights with respect to the such capital stock. Upon the occurrence and during the continuance of an Event of Default under the Partnership Credit Agreement or the Partnership Guarantee, Collateral Agent, for the equal and ratable benefit of and on behalf of the Secured Parties and the Funding Corporation, may, subject to the provisions of the Intercreditor Agreement and the other Financing Documents, do one or more of the following:

                            declare, without presentment, demand, protest or
notice of any kind, all of which Pledgor hereby expressly waives, the entire amount of Obligations to be immediately due and payable,

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whereupon all of such Obligations declared due and payable shall be and become immediately due and payable; provided, however, if, with respect to the Partnership Guarantors, an Event of Default occurs pursuant to Section 5.1 of the Partnership Credit Agreement, then the acceleration provided for in this
Section 6.1 shall be deemed to have been made upon the occurrence of such Event of Default without declaration or any other action by Collateral Agent;

                            upon notice to Pledgor, which notice need not be in
writing, make such payments and do such acts as Collateral Agent may deem necessary to protect, perfect or continue the perfection of the Secured Parties' and the Funding Corporation's Security Interest in the Collateral, including, without limitation, paying, purchasing, contesting or compromising any Lien which is, or purports to be, prior to or superior to the Security Interest granted hereunder, and commencing, appearing or otherwise participating in or controlling any action or proceeding purporting to affect the Secured Parties' and the Funding Corporation's Security Interest in or ownership of the Collateral;

                            foreclose on the Collateral as herein provided or in
any manner permitted by law and exercise any and all of the rights and remedies conferred upon the Secured Parties and the Funding Corporation by the Security Documents either concurrently or in such order as Collateral Agent may determine without affecting the rights or remedies to which the Secured Parties and the Funding Corporation may be entitled under any Security Documents. Pledgor hereby waives, to the extent permitted by applicable law, notice and judicial hearing in connection with Collateral Agent's taking possession or collection, recovery, receipt, appropriation, repossession, retention, set-off, sale, leasing, conveyance, assignment, transfer or other disposition of or realization upon any or all of the Collateral, including, without limitation, any and all prior notice and hearing for any prejudgment remedy or remedies and any such right which Pledgor would otherwise have under the constitution or any statute or other law of the United States of America or of any state;

                            without notice, except as specified below, sell the
Collateral, or any part thereof, in one or more parcels at public or private sale, at any of Collateral Agent's offices or elsewhere, at such time or times, for cash, on credit or for future delivery, and at a commercially reasonable price or prices and on other commercially reasonable terms. Pledgor agrees that, to the extent notice of sale shall be required by law, at least ten (10) days' notice to Pledgor of the time and the place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. At any sale of the Collateral, if permitted by law, Collateral Agent may bid (which bid may be, in whole or in part, in the form of cancellation of indebtedness) for the purchase of the Collateral or any portion thereof for the account of Collateral Agent on behalf of the Secured Parties and the Funding Corporation. Collateral Agent shall not be obligated to make any sale of the Collateral regardless of notice of sale having been given. Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. Collateral Agent shall incur no liability as a result of the manner of sale of the Collateral, or any part thereof, at any private sale conducted in a commercially reasonable manner. Pledgor hereby waives, to the extent permitted by applicable law, any claims against Collateral Agent arising by reason of the fact that the price at which the Collateral, or any part thereof, may have been sold at a private sale was less than the price which might have been obtained at public sale or was less than the aggregate amount of the Obligations, even if Collateral Agent accepts the first offer received which Collateral Agent in good faith deems to be commercially reasonable under the circumstances and does not offer the Collateral to more than one offeree. To the full extent permitted by law, Pledgor shall have the burden of proving that any such sale of the Collateral was conducted in a commercially unreasonable manner. To the extent permitted by law, Pledgor hereby specifically waives all rights of redemption, stay or appraisal which it has or may have under any law now existing or hereafter enacted. Pledgor authorizes

                                -8-




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Collateral Agent, at any time and from time to time, to execute, in connection with a sale of the Collateral pursuant to the provisions of this Pledge Agreement, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral;

                            upon notice to Pledgor, register the Collateral in
the name of Collateral Agent or its nominee as pledgee or otherwise take such action as Collateral Agent shall in its sole discretion deem necessary or desirable with respect to the Collateral, and Collateral Agent or its nominee may thereafter, in its sole discretion, without notice, exercise all voting, consent, managerial and other rights relating to the Collateral and exercise any and all rights of conversion, exchange, subscription or any other rights, privileges or options pertaining to the Collateral as if it were the absolute owner thereof, including, without limitation, all rights of Pledgor, including, without limitation, the right to (i) receive all permitted distributions, if any, made for the account of Pledgor and (ii) exchange any and all of the Collateral upon the merger, consolidation, reorganization, recapitalization or other readjustment of Conejo, Niguel or San Felipe, all without liability except to account for property actually received by Collateral Agent, but Collateral Agent shall have no duty to exercise any of the aforesaid rights, privileges or options and shall not be responsible for any failure to do so or delay in so doing; and

                            exercise in respect of the Collateral, in addition
to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party after default under the Code.

                            Application of Proceeds.  The net proceeds of any
foreclosure, collection, recovery, receipt, appropriation, realization or sale of the Collateral shall be applied in the order of priority specified in the Intercreditor Agreement. If all Obligations and any other amounts due under this Pledge Agreement and the Intercreditor Agreement have been indefeasibly paid, satisfied and discharged in full, any surplus then remaining shall be paid to Pledgor, if it is lawfully entitled to receive the same or shall be paid to whomsoever a court of competent jurisdiction may direct.

                            Security Interest Absolute.  All the rights of
Collateral Agent and any of the other Secured Parties and the Funding Corporation hereunder and the Security Interest and all obligations of Pledgor hereunder shall be absolute and unconditional irrespective of:

                            any lack of validity or enforceability of the
Project Documents or the Financing Documents or any other agreement or instrument relating thereto;

                            any change in the time, manner or place of payment
of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from the Project Documents or the Financing Documents;

                            any exchange or release of any Collateral or any
other collateral, or the non-perfection of any of the Security Interest, or any release or amendment or waiver of or consent to or departure from any guaranty, for all or any of the Obligations;

                            to the full extent permitted by law, any other
circumstance that might otherwise constitute a defense available to, or a discharge of, Pledgor or any third party pledgor; or

                            the failure by Pledgor to fulfill its obligations
under this Pledge Agreement.

                            Collateral Agent Appointed Attorney-in-Fact.

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

                            Powers.  Pledgor hereby irrevocably constitutes and
appoints Collateral Agent and any officer or agent thereof, with full power of substitution, as Pledgor's true and lawful attorney-in-fact (which appointment as attorney-in-fact shall be coupled with an interest), with full authority in the place and stead of Pledgor and in the name of Pledgor or otherwise, from time to time upon the occurrence and during the continuance of any Event of Default under the Partnership Credit Agreement or the Partnership Guarantee in Collateral Agent's discretion, to take any action and to execute any and all documents and instruments which Collateral Agent may deem necessary or advisable to accomplish the purposes of this Pledge Agreement, without notice to Pledgor, including, without limitation:

                            to exercise all rights, powers and privileges to the
same extent Pledgor shall have been entitled under applicable law, including, without limitation, all voting rights of Pledgor as holder of capital stock of Conejo, Niguel and San Felipe;

                            to receive, endorse and collect all instruments made
payable to Pledgor representing any interest payment or other distribution in respect of the Collateral or any part thereof and to give full discharge for the same and to file any claim or to take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by Collateral Agent for the purpose of collecting any and all of such dividends, payments or other distributions;

                            to pay or discharge taxes and liens levied or placed
on the Collateral; and

                            (a) to direct any party liable for any payment in
respect of or arising out of any of the Collateral to make payment of any and all moneys due or to become due in connection therewith directly to Collateral Agent or as Collateral Agent shall otherwise direct, (b) to ask or make demand for, collect, receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral, (c) to commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any part thereof and to enforce any other right in respect of any Collateral, (d) to defend any suit, action or proceeding brought against Pledgor with respect to any Collateral, (e) to settle, compromise or adjust any suit, action or proceeding described in clause (d) above and, in connection therewith, to give such discharges or releases as Collateral Agent acting in good faith may deem appropriate and (f) generally, to sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though Collateral Agent were the absolute owner thereof for all purposes, and (g) to do, at Collateral Agent's option and at Pledgor's expense, at any time, or from time to time, all acts and things which Collateral Agent acting in good faith deems necessary to protect, preserve or realize upon the Collateral and the Security Interest granted herein and to effect the intent of this Pledge Agreement, all as fully and effectively as Pledgor might do.

                            Other Powers.  Pledgor further authorizes Collateral
Agent, at any time and from time to time (i) to execute, in connection with any sale provided for hereunder, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral and (ii) to the full extent permitted by applicable law, to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Collateral without the signature of Pledgor.

                            Collateral Agent May Perform.  Upon the occurrence
and during the continuance of an Event of Default under the Partnership Credit Agreement or the Partnership Guarantee, Collateral Agent, without releasing Pledgor from any obligation, covenant or condition hereof, itself may make any payment or perform, or cause the performance of, any such obligation, covenant, condition or agreement or any other action in such manner and to such extent as Collateral Agent may deem necessary to protect, perfect or continue the perfection of the Secured Parties' and the Funding Corporation's Security Interest in the Collateral. Any costs or expenses incurred by Collateral Agent in connection with the foregoing shall be governed by the Indenture and the Financing Documents, and constitute Obligations secured hereby.

                            No Duty on Collateral Agent's Part, Limitation on
Collateral Agent's Obligations.

                            No Duty on Collateral Agent's Part.  The powers
conferred on Collateral Agent hereunder are solely to protect Collateral Agent's interests in the Collateral and shall not impose any duty upon it to exercise any such powers. Collateral Agent shall be accountable only for amounts that it actually receives as a result of the exercise of such powers.

                            Limitations on Obligations.  Without limiting the
effectiveness of Section 30 hereof, anything herein to the contrary notwithstanding, Pledgor shall remain liable under any Project Document or Financing Document to which it is a party to the extent set forth therein to perform all of its duties and obligations thereunder, to the same extent as if this Pledge Agreement had not been executed. The exercise by Collateral Agent of any of the rights or remedies hereunder shall not release Pledgor from any of its duties or obligations under any Project Document or Financing Document to which it is a party. All of the Collateral is hereby assigned to Collateral Agent solely as security, and Collateral Agent shall have no duty, liability or obligation whatsoever with respect to any of the Collateral, unless Collateral Agent so elects in writing consistent with its rights under this Pledge Agreement.

                            Reasonable Care.  Collateral Agent shall exercise
the same degree of care hereunder as it exercises in connection with similar transactions for its own account. Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which Collateral Agent accords or would accord collateral held by Collateral Agent in similar transactions for its own account. Without limiting the generality of the foregoing and except as otherwise provided by applicable law, Collateral Agent shall not be required to marshall any collateral, including, without limitation, the Collateral subject to the Security Interest created hereby and any guaranties of the Obligations, or to resort to any item of Collateral or guaranties in any particular order; and all of Collateral Agent's rights hereunder and in respect of such Collateral and guaranties shall be cumulative and in addition to all other rights, however existing or arising. To the extent that Pledgor lawfully may, Pledgor hereby (a) agrees that it will not invoke any law relating to the marshalling of collateral which might cause delay in or impede the enforcement of Collateral Agent's rights under this Pledge Agreement or under any other instrument evidencing any of the Obligations or under which any of the Obligations is outstanding or by which any of the Obligations is secured or guaranteed and (b) irrevocably waives the benefits of all Laws and any and all rights to equity of redemption or other rights of redemption that it may have in equity or at law with respect to the Collateral.

                            Role of Collateral Agent.  The rights, duties,
liabilities and immunities of Collateral Agent and its appointment and replacement hereunder shall be governed by the Intercreditor Agreement.

                            Waiver of Trial by Jury.  WITH REGARD TO THIS PLEDGE
AGREEMENT, EACH OF PLEDGOR AND COLLATERAL AGENT HEREBY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING AND FOR ANY COUNTERCLAIM THEREIN.

                            Notices.  All notices, demands, requests and other
communications required or permitted hereunder shall be in writing, and shall be given and deemed to have been given in accordance with Section 6.1 of the Partnership Credit Agreement and the information set forth immediately below shall apply to Pledgor:

                            Blackstone Center
                            302 South 36th Street, Suite 400-C
                            Omaha, Nebraska 68131

                  Absence of Fiduciary Relation. Collateral Agent undertakes to perform or to observe only such of its agreements and obligations as are specifically set forth in this Pledge Agreement, the Intercreditor Agreement or any other Security Document, and no implied agreements, covenants or obligations with respect to Pledgor, any Affiliate of Pledgor or any other party to the Partnership Agreement or any other Project Document or Security Document to which Pledgor is a party shall be read into this Pledge Agreement against Collateral Agent or any of the Secured Parties and the Funding Corporation; neither Collateral Agent nor any of the Secured Parties and the Funding Corporation in its and their capacity as such is a fiduciary of and shall not owe or be deemed to owe any fiduciary duty to Pledgor, any Affiliate of Pledgor or any other party to any Project Document or Financing Document to which Pledgor is a party, except as otherwise specifically required by law.

                  Survival of Representations and Warranties. All agreements, representations and warranties made herein shall survive the execution and delivery of this Pledge Agreement and the other Financing Documents and repayment of the Obligations, and shall be deemed to be material and to have been relied upon by Collateral Agent and any of the other Secured Parties and the Funding Corporation, regardless of any investigation made by or on behalf of any of Collateral Agent and any of the other Secured Parties and the Funding Corporation. Notwithstanding anything in this Pledge Agreement or implied by law to the contrary, the agreements and obligations of Pledgor set forth in Section
4.8 shall survive until the payment or prepayment in full of the Obligations and the termination of this Pledge Agreement in accordance with Section 27 hereof.

                            No Waiver; Cumulative Remedies.  By exercising or
failing to exercise any of its rights, options or elections hereunder (without also expressly waiving the same in writing), Collateral Agent, on behalf of the Secured Parties and the Funding Corporation, shall not be deemed to have waived any breach or default on the part of Pledgor or to have released Pledgor from any of its obligations secured hereby. No failure on the part of Collateral Agent to exercise, and no delay in exercising (without also expressly waiving the same in writing) any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof, or the exercise of any other right, power or privilege. The remedies provided herein are cumulative and not exclusive of any remedies provided by law. Collateral Agent, acting on behalf of the Secured Parties and the Funding Corporation, shall have all of the rights and remedies granted under the Intercreditor Agreement or any Financing Document, and available at law or in equity, and these same rights and remedies may be pursued separately, successively or concurrently against Pledgor or any Collateral, at the discretion of Collateral Agent.

                            Severability.  Any provision of this Pledge
Agreement which is prohibited, unenforceable or not authorized in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition, unenforceability or non-authorization, without invalidating the remaining provisions hereof or affecting the validity, enforceability or legality of such provision in any other jurisdiction. Where provisions of any law or regulation resulting in such prohibition or unenforceability may be waived they are hereby waived by Pledgor and Collateral Agent to the full extent permitted by law so that this Pledge Agreement shall be deemed a valid, binding agreement, and the Security Interest created hereby shall constitute a continuing first lien on and first perfected security interest in the Collateral, in each case enforceable in accordance with its terms.
                            Exculpatory Provisions; Reliance by Collateral
Agent.

                            Exculpatory Provisions.  Neither Collateral Agent,
Funding Corporation nor any other Secured Party, nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates (the "Exculpated Parties") shall be liable to Pledgor for any action taken or omitted to be taken by it or them under or in connection with this Pledge Agreement or any other Project Document or Financing Document to which Pledgor is a party, except for the Exculpated Parties' own gross negligence or willful misconduct, or responsible in any manner to any Person for any recitals, statements, representations or warranties made by Pledgor or any officer thereof contained in this Pledge Agreement or any other Project Document or Financing Document to which Pledgor is a party or in any certificate, report, statement or other document referred to or provided for in, or received by Collateral Agent, Funding Corporation or any other Secured Party under or in connection with, this Pledge Agreement or any other Project Document or Financing Document to which Pledgor is a party or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Pledge Agreement or any other Project Document or Financing Document to which Pledgor is a party or for any failure of Pledgor to perform any of the Obligations. Neither Collateral Agent, Funding Corporation nor any other Secured Party shall be under any obligation to any Person to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Pledge Agreement or any other Project Document or Financing Document to which Pledgor is a party, or to inspect the properties or records of Pledgor.

                            Reliance by Collateral Agent.  Collateral Agent
shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to Pledgor), independent accountants and other experts selected by Collateral Agent. Collateral Agent shall have no obligation to any Person to act or refrain from acting or exercising any of its rights under this Pledge Agreement.

                            Amendment.  No modification or waiver of any of the
provisions of this Pledge Agreement shall be binding on Collateral Agent, except as expressly set forth in a writing duly signed and delivered by Collateral Agent and which is otherwise in accordance with Section 6.2 of the Partnership Credit Agreement.

                            Successors and Assigns.  This Pledge Agreement shall
be binding upon and inure to the benefit of Pledgor and Collateral Agent for the benefit of the Secured Parties and the Funding Corporation and their respective successors and assigns. In the event of any assignment or transfer by the Funding Corporation or any other Secured Party of any instrument evidencing all or any part of the Obligations, the holder of such instrument shall, subject to the Partnership Credit Agreement and the Partnership Guarantee, be entitled to the benefits of this Pledge Agreement.

                            Number and Gender.  Whenever used in this Pledge
Agreement, the singular number shall include the plural and the plural the singular, and the use of any gender shall be applicable to all genders.

                            Subrogation, etc.  Notwithstanding any payment or
payments made by Pledgor or the exercise by Collateral Agent of any of the remedies provided under this Pledge Agreement or any of the Financing Documents, Pledgor shall have no claim (as defined in 11 U.S. C. ss. 101 (5)) of subrogation to any of the rights of the Secured Parties and the Funding Corporation against Conejo, Niguel and San Felipe, Pledgor or any Collateral or guaranty held by the Secured Parties and the Funding Corporation for the satisfaction of any of the Obligations, nor shall Pledgor have any claims (as defined in 11 U.S.C. ss. 101 (5)) for reimbursement, indemnity, exoneration or contribution from Conejo, Niguel and San Felipe in respect of payments made by Pledgor hereunder. Notwithstanding the foregoing, if any amount shall be paid to Pledgor on account of such subrogation, reimbursement, indemnity, exoneration or contribution rights at any time, such amount shall be held by Pledgor in trust for the Secured Parties and the Funding Corporation, segregated from other funds of Pledgor, and shall be turned over to Collateral Agent for the benefit of the Secured Parties and the Funding Corporation, in the exact form received by Pledgor (duly endorsed by Pledgor to Collateral Agent for the benefit of the Secured Parties and the Funding Corporation, if required), to be applied against such amounts in such order as Collateral Agent may elect.

                             Captions.  The captions, headings and table of
contents used in this Pledge Agreement are for convenience only and do not and shall not be deemed to affect, limit, amplify or modify the terms and provisions hereof.

                            Applicable Law.  This Pledge Agreement shall be
governed by, and construed and interpreted in accordance with, the laws of the State of California.

                            Continuing Security Interest; Termination. This
Pledge Agreement shall create a continuing assignment, pledge and first priority Security Interest in the Collateral, subject only to Permitted Liens, and shall remain in full force and effect for the benefit of Collateral Agent and the other Secured Parties and the Funding Corporation until all Obligations to be paid or performed by Partnership Guarantors under the Partnership Credit Agreement and the Partnership Guarantee have been paid and performed in full. Upon the happening of such event, the Security Interest granted hereby shall terminate. Upon such termination, Collateral Agent shall, upon the request and at the expense of Pledgor, execute and deliver to Pledgor such documents as Pledgor shall reasonably request to evidence such termination or expiration.

                             Payments Set Aside.  To the extent that Pledgor or
the Partnership Guarantors or any other Person on behalf of Pledgor or the Partnership Guarantors makes a payment or payments to Collateral Agent and/or any other Secured Party, or Collateral Agent and/or any other Secured Party enforce the Security Interests or Collateral Agent exercises its right of set-off, and such payment or payments or the proceeds of such enforcement or set-off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such recovery, the Obligations or any part thereof originally intended to be satisfied, and this Pledge Agreement and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or set-off had not occurred.

                            Counterparts.  This Pledge Agreement may be executed
in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

                            Non-Recourse.  Notwithstanding any other provision
hereof, Collateral Agent agrees that its only remedy hereunder shall be to proceed against the Collateral and that there shall be no recourse to the Pledgor, its shareholders, officers, directors or employees.

                  IN WITNESS WHEREOF, the parties hereto have caused this Pledge Agreement to be duly executed as of the day and year first written above.

                                         CALENERGY OPERATING COMPANY,
                                         a Delaware corporation


                                          By: /s/ John G. Sylvia
                                             ------------------------------
                                           Name:  John G. Sylvia
                                             ------------------------------
                                           Title: Senior Vice President
                                             ------------------------------


                                         CHEMICAL TRUST COMPANY OF CALIFORNIA,
                                           a California corporation,
                                           as Collateral Agent



                                            By: /s/ Rose Maravilla
                                             ------------------------------
                                             Name:  R. I. Maravilla
                                             ------------------------------
                                             Title: Assistant Vice President
                                             ------------------------------

                                 Schedule 2.1



                                     Stock








                                                                 Percentage of
                          Stock                                   Outstanding
Issuer                 Certificate No.       No. of Shares          Shares
- ------                 --------------        -------------        ------------

Conejo                        3                   100                  100%
Niguel                        3                   100                  100%
San Felipe                    3                   100                  100%